Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
IPTIMIZE, INC.

          The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware, hereby certifies that:

ARTICLE I
Name

          The name of the Corporation is IPtimize, Inc.

ARTICLE II
Registered Office

          The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808, and the name of the registered agent at such address is Corporation Service Company.

ARTICLE III
Powers/ Term

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”). The Corporation is to have perpetual existence.

ARTICLE IV
Capital Stock

          A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 100,000,000 shares, of which (i) 70,000,000 shares, par value $0.001 per share, shall be Common Stock and (ii) 30,000,000 shares, par value $0.001 per share, shall be Preferred Stock. Of the 30,000,000 shares of Preferred Stock, 2,000,000 shares shall be designated Series A Preferred Stock and 475,000 shares shall be designated Series B Preferred Stock, each with the rights, preferences and privileges as set forth below. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share.

          B. Common Stock.

          (1) General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of any then outstanding Preferred Stock.

          (2) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

          (3) Voting Rights. The Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except for the voting rights of the Preferred Stock. Each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. There shall be no cumulative voting.

          (4) Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

          (5) Redemption. The Common Stock is not redeemable.

          C. Series A Preferred Stock.

          (1) Designation and Amount. An aggregate of 2,000,000 shares of Preferred Stock (of $0.001 par value) is hereby constituted as a series of Preferred Stock of the Corporation which shall be designated as the “Series A Preferred Stock,” the preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which shall be as set forth herein.

          (2) Dividends. The holders of Series A Preferred Stock shall be entitled to receive a ten percent (10%) annual cumulative dividend payable in additional shares of Series A Preferred Stock. Such dividend may be payable quarterly or otherwise as the Board of Directors may from time to time determine.

          (3) Voting Rights. The holders of the Series A Preferred Stock shall have the following voting rights:

(i)

The holders of Series A Preferred Stock shall be entitled to vote as a separate group with respect to any proposed amendment to this Certificate of Incorporation which would change the rights and preferences of the Series A Preferred Stock. The approval of at least a majority of the then outstanding Series A Preferred Stock entitled to vote shall be necessary to approve such amendment.

(ii)	Except as provided in this Section or as otherwise provided by law, the holders of Series A Preferred Stock shall not have any other voting rights.

          (4) Redemption. The Series A Preferred Stock is not redeemable.

          (5) Dissolution, Liquidation or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to be paid an amount equal to the greater of (i) Forty Cents ($0.40) per share, plus unpaid dividends thereon, or (ii) the amount that the holder would receive in liquidation if the Series A Preferred Stock was converted to Common Stock immediately prior to the liquidation, before any payment is made to holders of Common Stock or any junior class of Preferred Stock, including the Series B Preferred Stock. After payment in full of the liquidation amount to holders of Series A Preferred Stock, then holders of Common Stock and any junior class of Preferred Stock shall be entitled to receive any remaining assets of the Corporation.

          (6) Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights:

(i)

Each share of Series A Preferred Stock shall be automatically converted into one (1) share of Common Stock of the Corporation at such time as the closing price of the Common Stock on a securities exchange or in a public over-the-counter market is at least $1.50 per share for at least twenty (20) consecutive trading days. Such conversion shall be effective as of the close of the twentieth (20th) consecutive trading day. Any accrued but unpaid dividends on the Series A Preferred Stock shall be converted to Common Stock; provided, however, that in lieu of issuing fractional shares of Common Stock, the Corporation shall pay accrued dividends in cash.

(ii)	Each share of Series A Preferred Stock may be converted at any time at the holder’s option into one (1) share of Common Stock.

(iii)

In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon the conversion of one (1) share of Series A Preferred Stock shall be proportionately increased. In case the Corporation shall at any time combine the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon the conversion of one (1) share of Series A Preferred Stock shall be proportionately decreased, effective at the close of business on the date of such combination.

Upon the occurrence of each adjustment or readjustment of the conversion terms as described above, the Corporation at its expense shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Upon the written request at any time of any holder of Series A Preferred Stock, the Corporation shall furnish to such holder a like certificate setting forth (a) such adjustments and readjustments; (b) the conversion terms at the time in effect; and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series A Preferred Stock.

          (7) Reorganization. In the event of a reclassification, reorganization, exchange or any merger, acquisition, or consolidation of the Corporation with another company, each share of Series A Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, merger, acquisition, or consolidation had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

          D. Series B Preferred Stock

          (1) Designation and Amount. An aggregate of 475,000 shares of Preferred Stock (of $0.001 par value) is hereby constituted as a series of Preferred Stock of the Corporation which shall be designated as the “Series B Preferred Stock,” the preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which shall be as set forth herein.

          (2) Dividends. The holders of Series B Preferred Stock shall be entitled to receive an annual cumulative dividend in the amount of twelve per cent (12%), payable monthly in cash so long as the Series B Preferred Stock shall be outstanding. Dividends shall be paid on the Series B Preferred Stock before any dividend is paid to holders of Common Stock or any junior class of Preferred Stock.

          (3) Voting Rights. The holders of the Series B Preferred Stock shall have the following voting rights:

(i)

The holders of Series B Preferred Stock shall be entitled to vote as a separate class with respect to any proposed amendment to this Certificate of Incorporation which would change the rights and preferences of the Series B Preferred Stock. The approval of at least a majority of the then outstanding shares of Series B Preferred Stock entitled to vote shall be necessary to approve such amendment.

(ii)

In addition to the rights set forth immediately above, the Series B Preferred Stock shall entitle the holder to one vote per share, such shares to vote as a single class with the holders of the Common Stock.

          (4) Redemption. The Corporation shall be entitled to redeem the Series B Preferred Stock at any time or from time to time for a price of $1.00 per outstanding share upon not less than 10 business days advance written notice to the holders of the Series B Preferred Stock. The redemption price shall be subject to adjustment for stock splits, stock dividends and recapitalizations. Following receipt of written notice of the Corporation’s intent to redeem the Series B Preferred Stock, the holders thereof shall be entitled to convert the Series B Preferred Stock into Common Stock in accordance with subsection D.6 hereof until expiration of the 10 business day period. Thereafter, the holders of the Series B Preferred Stock shall only be entitled to receive the redemption price per outstanding share of Series B Preferred Stock. If not sooner converted in accordance with subsection D.6 hereof, all outstanding shares of Series B Preferred Stock shall be redeemed by the Corporation no later than December 31, 2008.

          (5) Dissolution, Liquidation or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock shall be entitled to be paid an amount equal to $1.00 per share, plus accrued but unpaid dividends thereon, before any payment is made to holders of Common Stock or any junior class of Preferred Stock. The amount of the liquidation preference shall be subject to adjustment for stock splits, stock dividends or recapitalizations. After payment in full of the liquidation amount to holders of Series B Preferred Stock, then holders of Common Stock and any junior class of Preferred Stock shall be entitled to receive any remaining assets of the Corporation. The holders of the Series B Preferred Stock shall participate with the holders of the Common Stock in any liquidation as if the Series B Preferred Stock had been converted into Common Stock as described in subsection D.6 below after payment of any liquidation preference attributable to the Series A or Series B Preferred Stock.

          (6) Conversion. Each share of Series B Preferred Stock may be converted at any time at the holder’s option into three (3) shares of Common Stock. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon the conversion of the Series B Preferred Stock shall be proportionately increased. In case the Corporation shall at any time combine the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon the conversion of the Series B Preferred Stock shall be proportionately decreased, effective at the close of business on the date of such combination. Upon the occurrence of each adjustment or readjustment of the conversion terms as described above, the Corporation at its expense shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Upon the written request at any time of any holder of Series B Preferred Stock, the Corporation shall furnish to such holder a like certificate setting forth (a) such adjustments and readjustments; (b) the conversion terms at the time in effect; and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series B Preferred Stock.

          (7) Reorganization. In the event of a reclassification, reorganization, exchange or any merger, acquisition, or consolidation of the Corporation with another company, each share of Series B Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series B Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, merger, acquisition, or consolidation had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

          E. Balance of Shares of Authorized Preferred Stock. The balance of shares authorized by the Board of Directors as Preferred Stock, but not designated as either Series A Preferred Stock or Series B Preferred Stock, may be issued from time to time in one or more or other series as the Board of Directors may determine. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any other series of Preferred Stock, and without a vote of the stockholders of the Corporation, to fix by resolution or resolutions providing for the issuance of any other series, the number of shares included in such other series (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares then outstanding or may be increased by the Board of Directors unless otherwise prohibited in the terms creating such other series) and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such other series, including preferences with respect to any other series of Preferred Stock, in each case, so far as not inconsistent with the provisions of this Certificate of Incorporation or the DGCL as then in effect.

          (1) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)

The number of shares constituting that series and the distinctive designation of that series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed the number so authorized under Paragraph A. of Article IV);

(ii)

The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)

Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(v)

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)

The right of shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional capital stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase or redemption or other acquisition by the Corporation or any subsidiary of, any outstanding capital stock of the Corporation;

(viii)

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(ix)	Any other relative rights, preferences and limitations of that series that may be authorized under the DGCL.

          F. Preemptive Rights. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates or indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the Board of Directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

          G. Transfer Restrictions. The Corporation shall have the right by appropriate action to impose restrictions upon the transfer of any shares of its Common Stock or Preferred Stock, or any interest therein, from time to time issued, provided that such restrictions, or notice thereof, shall be set forth upon the face or back of the certificates representing such shares of Common Stock or Preferred Stock.

ARTICLE V
Directors

          A. Number. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of the Corporation shall be at least one (1), with such actual number being determined in the manner provided from time to time in the bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors that the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

          B. Removal of Directors. Notwithstanding any other provisions of this Certificate or the bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed, at any time, with or without cause by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

ARTICLE VI
Limitation of Directors’ Liability

          A.          A director of the Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

          B.          Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII
Indemnification

          A.          The Corporation is authorized to indemnify its officers and directors, and may provide for advancement of the expenses of such persons, to the fullest extent provided by Section 145 of the DGCL, as amended from time to time. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which State law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

          B.          Neither any amendment, repeal or modification of the foregoing provision of this Article VII nor the adoption of any provision in an amendment and/or restatement of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII or adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation, with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or adoption.

ARTICLE VIII
Right of Directors and Officers to Contract with Corporation

          No contract or other transaction between the Corporation and one or more of its directors or officers or any other corporation, firm, association, or entity in which one or more of its directors or officers are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

(a)

The material facts of such relationship or interest is disclosed or known to the Board of Directors or committee which in good faith authorizes, approves, or ratifies the contract or transaction by the affirmative votes of a majority of the disinterested directors; or

(b)

The material facts of such relationship or interest is disclosed or known to the shareholders entitled to vote and they in good faith authorize, approve, or ratify such contract or transaction by vote; or

(c)	The contract or transaction is fair and reasonable to the Corporation as of the time it is authorized, approved or ratified.

          Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE IX
Corporate Opportunity

          The officers, directors and other members of management of this Corporation shall be subject to the doctrine of “corporate opportunities” only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by this Corporation’s Board of Directors as evidenced by resolutions appearing in the Corporation’s minutes. Once such areas of interest are delineated, all such business opportunities within such area of interest which come to the attention of the officers, directors, and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself or herself of such opportunity subject to such policies as the Board of Directors may adopt at any time with regard to such opportunities. Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of this Corporation (other than an officer, director or member of management) from any duties which he or she may have to this Corporation

ARTICLE X
Compromise with Creditors

          Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XI
Inapplicability of Section 203

          The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XII
Sole Incorporator

          The name and the mailing address of the Sole Incorporator are as follows:

                    Clinton J. Wilson
                    2135 S. Cherry Street, Suite 200
                    Denver, CO 80222

ARTICLE XII
Amendment of Bylaws

          In furtherance of and not in limitation of powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by vote of a majority of the Board of Directors at a regular or special meeting of the Board of Directors at which there is a quorum, or by written consent. In addition, the bylaws may be amended by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE XIII
Amendment of Certificate

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, this Certificate of Incorporation has been subscribed this 6th day of June 2007 by the undersigned, who affirms that the statements made herein are true and correct.

/s/ Clinton J. Wilson Clinton J. Wilson, Sole Incorporator